Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Fourth Quarter and Full Year 2013 Results from Continuing Operations

HOUSTON, TX, FEBRUARY 27, 2014 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the fourth quarter and full year 2013. The Company reported a net loss from continuing operations in the fourth quarter of $348 thousand, or $0.00 per share, on revenue of $540.5 million. In the fourth quarter of 2013, operating income increased to $15.5 million compared to operating income of $5.7 million in the fourth quarter of 2012 on revenue of $556.7 million. The results for 2012 included a non-cash, pre-tax goodwill impairment charge of $8.1 million related to the Utility T&D segment.

2013 Accomplishments:

•	Improved safety Total Recordable Incident Rate (TRIR) performance by 16%

•	Improved operating results led by a $35 million increase in operating income in Canada

•	Completed sale of Oman and Hawkeye assets

•	Closed on new $400 million credit facility

“We continue to make meaningful progress toward accomplishing the strategic objectives we established at the beginning of 2013,” commented Randy Harl, President and Chief Executive Officer. “When we last reported, we stated that we expected that all four segments would be profitable at the operating level in the fourth quarter of 2013. I am pleased to report we met that expectation. We delivered another sequential improvement with operating income of $15.5 million. Canada delivered strong performance in 2013 and produced operating margins of 7.9 percent for the year.

“In the Oil & Gas segment, operations improved and we have addressed the issues that led to the losses generated by our regional delivery services. Our actions are proving successful, with three consecutive quarter-on-quarter improvements. We have also established clear performance standards and an assurance process to verify that these standards are being met.”

For the full year 2013, the Company reported a net loss from continuing operations attributable to Willbros Group, Inc. of $23.4 million, or $0.48 per share, on revenue of $2.0 billion compared to a net loss of $23.3 million, or $0.49 per share, on revenue of $1.9 billion in 2012. Fiscal 2013 results included a debt extinguishment charge of $11.6 million, or $0.24 per share, associated with the refinancing of its previous credit facility. Operating income for the full year 2013 was $34.1 million compared to operating income of $14.8 million in 2012, which included a non-cash, pre-tax goodwill impairment charge of $8.1 million.

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	1 of 4 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Backlog(3)

At December 31, 2013, Willbros reported total backlog from continuing operations of $2.0 billion compared to $2.1 billion at December 31, 2012. Twelve month backlog of $1.1 billion at the end of 2013 increased $129 million from September 30, 2013 and $75 million over the fourth quarter of 2012; largely driven by two significant cross-country pipeline project awards. Subsequent to December 31, 2013, the Company was awarded three mid-sized pipeline projects in the Oil & Gas segment.

Segment Operating Results

Oil & Gas

For the fourth quarter of 2013, the Oil & Gas segment generated revenue of $235.5 million and operating income of $1.9 million, a $10.7 million sequential improvement and a $1.6 million improvement in operating income from the fourth quarter of 2012. The fourth quarter results were driven by the contribution of a major pipeline project that was 66 percent complete at December 31 and by improved performance in its regional services. The segment reported an operating loss of $40.2 million for the full year on revenue of $791.1 million, primarily a result of losses in the regional service lines in the first half of the year.

Utility T&D

For the fourth quarter of 2013, the Utility T&D segment reported operating income of $2.8 million on revenue of $96.6 million compared to operating income of $2.9 million on revenue of $108.1 million in the third quarter and an operating loss of $2.9 million on revenue of $121.7 million in the fourth quarter of 2012 which included a non-cash, after-tax goodwill impairment charge of $8.1 million. Results for the fourth quarter of 2013 reflect the impact of adverse weather which caused delays and lower productivity in both our transmission and distribution services. For the full year, operating income increased $18.3 million while revenue decreased $37.4 million over 2012. The reduction in revenue was related to the adverse weather in November and December and completion of the Oncor Texas CREZ projects.

Canada

For the fourth quarter of 2013, Canada’s operating income increased $3.6 million, or 61 percent, to $9.5 million as a result of increased margins on higher revenue compared to the fourth quarter of 2012. For the full year, the segment generated operating income of $35.4 million on revenue of $445.2 million compared to a small operating loss in 2012. The improvement in operating income compared to last year was attributable to revenue gains from increased market penetration, quality backlog and safe, reliable execution of core construction and maintenance services performed for key customers. Contract revenue increased $228.4 million over 2012 firmly demonstrating that the segment is ahead of schedule to achieve its previously established growth target.

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	2 of 4 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Professional Services

The Professional Services segment reported operating income of $1.3 million on revenue of $89.8 million in the fourth quarter compared to operating income of $2.3 million on revenue of $82.3 million in the fourth quarter of 2012. The decrease in the fourth quarter operating income reflects reduced storm restoration work compared to 2012. For the full year, operating income increased 38 percent over 2012 to $15.7 million and revenue increased 4 percent to $342.7 million.

Outlook

Willbros believes that the markets it serves remain strong. With the recent backlog additions in the Oil & Gas segment, the Company has good visibility with regard to its large-diameter pipeline spread capacity that is largely booked into early fall of this year. The Company’s focus on growing midstream pipeline and facilities and pipeline integrity opportunities is expected to result in significantly improved performance in its regional delivery services this year. The Utility T&D segment is transitioning in 2014 to address the opportunity to perform electric transmission and distribution work for new customers, particularly in the markets contiguous to our strong presence in Texas. The Canada segment is very well positioned to continue its strong performance and the Company will continue to expand its service offerings in Northern Alberta. The Professional Services segment has upside potential for operating margin improvement as the Company benefits from the investments it made to expand its geographic presence and services in 2013.

Liquidity

At December 31, 2013, the Company had $42.6 million of cash and cash equivalents. Outstanding revolver borrowings were $19.0 million, with $60.1 million in letters of credit outstanding, resulting in $70.9 million remaining against the approximately $150.0 million of borrowing base availability. Subsequent to December 31, 2013, the Company paid the outstanding revolver borrowings in full through proceeds received in connection with the sale of Hawkeye and through cash flow from operations. The Company expects to continue strengthening its balance sheet through improved cash flow from operations and potential sales of non-strategic and under-performing assets (including equipment, real property and businesses).

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “We expect annual revenue to range from $2.1 to $2.3 billion in 2014. We expect our operating results to improve significantly in 2014 with an increase every quarter in 2014 as compared to the corresponding quarter in 2013. We expect first quarter operating results to be down from the fourth quarter of 2013 due to inclement weather and the transition underway of our Utility T&D segment.

“We expect to reduce our Term Loan debt by approximately $30 to $50 million and fund the final payments due under the WAPCo settlement by the end of the year through cash flow from operations and proceeds from potential asset sales.”

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	3 of 4 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Friday, February 28, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Fourth Quarter and 2013 Earnings Conference Call

When:	Friday, February 28, 2014 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing 480-629-9722 or 888-549-7750 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through March 7, 2014 and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4669451 #. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	4 of 4 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income Statement
Contract revenue
Oil & Gas	$235,538	$267,035	$791,076	$902,688
Utility T&D	96,556	121,675	446,216	483,603
Canada	120,879	87,913	445,213	216,793
Professional Services	89,754	82,335	342,746	330,594
Eliminations	(2,205)	(2,279)	(6,468)	(4,878)

	540,522	556,679	2,018,783	1,928,800
Operating expenses
Oil & Gas	233,601	266,669	831,269	904,167
Utility T&D	93,791	124,544	422,983	478,706
Canada	111,393	82,035	409,837	216,833
Professional Services	88,484	79,998	327,031	319,168
Eliminations	(2,205)	(2,279)	(6,468)	(4,878)

	525,064	550,967	1,984,652	1,913,996
Operating income (loss)
Oil & Gas	1,937	366	(40,193)	(1,479)
Utility T&D	2,765	(2,869)	23,233	4,897
Canada	9,486	5,878	35,376	(40)
Professional Services	1,270	2,337	15,715	11,426

Operating income	15,458	5,712	34,131	14,804
Other expense
Interest expense, net	(7,897)	(7,939)	(30,729)	(29,393)
Loss on early extinguishment of debt	—	—	(11,573)	(3,405)
Other, net	(318)	(121)	(731)	(570)

	(8,215)	(8,060)	(43,033)	(33,368)

Income (loss) from continuing operations before income taxes	7,243	(2,348)	(8,902)	(18,564)
Provision for income taxes	7,591	1,649	14,534	4,727

Income (loss) from continuing operations	(348)	(3,997)	(23,436)	(23,291)
Income (loss) from discontinued operations net of provision for income taxes	13,123	(9,301)	7,569	(5,944)

Net income (loss)	12,775	(13,298)	(15,867)	(29,235)
Less: Income attributable to noncontrolling interest	—	(31)	—	(976)

Net income (loss) attributable to Willbros Group, Inc.	$12,775	$(13,329)	$(15,867)	$(30,211)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(348)	$(3,997)	$(23,436)	$(23,291)
Income (loss) from discontinued operations	13,123	(9,332)	7,569	(6,920)

Net income (loss) attributable to Willbros Group, Inc.	$12,775	$(13,329)	$(15,867)	$(30,211)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.00	$(0.09)	$(0.48)	$(0.49)
Discontinued operations	0.27	(0.19)	0.16	(0.14)

	$0.27	$(0.28)	$(0.32)	$(0.63)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.00	$(0.09)	$(0.48)	$(0.49)
Discontinued operations	0.27	(0.19)	0.16	(0.14)

	$0.27	$(0.28)	$(0.32)	$(0.63)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$70,111	$5,329	$26,863	$(7,201)
Investing activities	(3,878)	7,219	26,156	6,842
Financing activities	(31,858)	39,075	(37,450)	7,335
Foreign exchange effects	(1,254)	(27)	(1,564)	(2,137)
Discontinued operations	(9,586)	(13,124)	(24,775)	(13,904)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,704	48,176	48,560	48,019
Diluted	48,704	48,176	48,560	48,019
Adjusted EBITDA from continuing operations (2)	$26,014	$26,443	$79,825	$74,769
Purchases of property, plant and equipment	6,071	2,813	15,744	12,486
Reconciliation of Non-GAAP Financial Measures
Operating income from continuing operations before special items (1)
Operating income, as reported	$15,458	$5,712	$34,131	$14,804
Goodwill impairment	—	8,067	—	8,067

Operating income before special items	$15,458	$13,779	$34,131	$22,871

Adjusted EBITDA from continuing operations (2)
Loss from continuing operations attributable to Willbros Group, Inc.	$(348)	$(3,997)	$(23,436)	$(23,291)
Interest expense, net	7,897	7,939	30,729	29,393
Provision for income taxes	7,591	1,649	14,534	4,727
Loss on early extinguishment of debt	—	—	11,573	3,405
Depreciation and amortization	9,948	11,557	42,194	46,345
Goodwill impairment	—	8,067	—	8,067
DOJ monitor cost	—	—	—	1,588
Stock based compensation	2,358	1,846	7,142	7,607
Restructuring and reorganization costs	43	(18)	241	151
Gain on disposal of property and equipment	(1,475)	(600)	(3,152)	(3,223)

Adjusted EBITDA from continuing operations (1)	$26,014	$26,443	$79,825	$74,769

	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Balance Sheet Data
Cash and cash equivalents	$42,569	$20,075	$53,610	$9,698
Working capital	226,984	265,636	236,812	217,406
Total assets	870,668	864,046	863,054	888,168
Total debt	277,208	309,294	264,386	249,493
Stockholders’ equity	188,774	175,547	200,961	207,443
Backlog Data (3)
Total By Reporting Segment
Oil & Gas	$414,749	$315,159	$241,347	$212,358
Utility T&D	978,535	999,293	1,079,261	1,169,806
Canada	365,946	386,830	415,804	395,804
Professional Services	256,981	246,829	220,707	228,134

Total Backlog	$2,016,211	$1,948,111	$1,957,119	$2,006,102

Total Backlog By Geographic Area
United States	$1,645,769	$1,556,010	$1,537,313	$1,606,046
Canada	365,946	386,830	415,804	395,804
Other International	4,496	5,271	4,002	4,252

Total Backlog	$2,016,211	$1,948,111	$1,957,119	$2,006,102

12 Month Backlog	$1,085,359	$956,810	$918,974	$880,021

(1)	Operating income from continuing operations before special items is a non-GAAP financial measure that excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(2)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us. Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.
(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining terms of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.